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                                    CONSENT

      We have been involved in the preparation of the statements as to matters of law and legal conclusions concerning New Jersey Gaming Laws included under the captions "RISK FACTORS--Strict Regulation of the Partnership by the CCC" and "--Potential Disqualification of Holders of the Senior Notes by the CCC," "REGULATORY MATTERS" (other than the subcaption--"Other Laws and Regulations"), "DESCRIPTION OF THE SENIOR NOTES--Gaming Laws" and consent to the inclusion of such statements in the Prospectus included in the Registration Statement on For, S-4. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.








                                                      STERNS & WEINROTH
                                                      A Professional Corporation
Trenton, New Jersey
May 3, 1994


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